As filed with the Securities and Exchange Commission on November 7, 2006.

Registration No. 333-62125

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCURY INTERACTIVE CORPORATION
(Exact name of issuer as specified in its charter)

Delaware	77-0224776
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

379 North Whisman Road, Mountain View, California 94043
(Address of Principal Executive Offices)(Zip Code)

Mercury Interactive Corporation Amended and Restated 1989 Stock Option Plan

Mercury Interactive Corporation 1999 Stock Option Plan

Mercury Interactive Corporation 1998 Employee Stock Purchase Plan

(Full Title of the Plan)

David K. Ritenour, Esq.
Senior Counsel
Hewlett-Packard Company
3000 Hanover Street

Palo Alto, California 94304
(Name and address of agent for service)

(650) 857-1501

(Telephone Number, including area code, of agent for service)

The Registration Statement on Form S-8 (Registration No. 333-62125) (the “Registration Statement”) of Mercury Interactive Corporation (“Mercury”) pertaining to the registration of certain shares of Mercury’s common stock, par value $0.002 per share (“Mercury Common Stock”), issuable to eligible employees of Mercury under the Mercury Interactive Corporation Amended and Restated 1989 Stock Option Plan, Mercury Interactive Corporation 1999 Stock Option Plan, and Mercury Interactive Corporation 1998 Employee Stock Purchase Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on August 24, 1998.

Mercury, Hewlett-Packard Company (“HP”) and Mars Landing Corporation, a wholly owned subsidiary of HP (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of July 25, 2006 (the “Merger Agreement”), that provides for, among other things, the merger of Purchaser with and into Mercury with Mercury surviving as a wholly owned subsidiary of HP and the conversion of each outstanding share of Mercury Common Stock into the right to receive $52.00 in cash (the “Merger”).

On November 2, 2006, Purchaser acquired over 90% of the outstanding Mercury Common Stock, and, subsequently, effected the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on November 6, 2006 (the “Merger Date”).

As a result of the Merger, Mercury has terminated all offerings of Mercury Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, Mercury hereby removes from registration all shares of Mercury Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on this 7th day of November, 2006.

MERCURY INTERACTIVE CORPORATION

By:	/S/ Jon E. Flaxman
Jon E. Flaxman
Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons on behalf of Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Robert P. Wayman	Director, President and Chief Financial	November 7, 2006
Robert P. Wayman	Officer (Principal Executive Officer
and Principal Financial Officer)

/S/ Jon E. Flaxman	Director, Treasurer and Secretary	November 7, 2006
Jon E. Flaxman	(Principal Accounting Officer)